Filed Pursuant to Rule 433
Registration Nos. 333-269194 and 333-269194-04

Free Writing Prospectus dated March 12, 2025

Volkswagen Auto Loan Enhanced Trust 2025-1

Issuing Entity

Volkswagen Auto Lease/Loan Underwritten Funding, LLC	VW Credit, Inc.
Depositor	Sponsor, Originator and Servicer

The depositor has prepared a preliminary prospectus dated March 12, 2025 which describes the notes to be issued by the issuing entity. You should review the preliminary prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated credit ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s Investors Service, Inc.	Fitch Ratings, Inc.
Class A-1 Notes	P-1 (sf)	F1+ sf
Class A-2-A Notes	Aaa (sf)	AAAsf
Class A-2-B Notes	Aaa (sf)	AAAsf
Class A-3 Notes	Aaa (sf)	AAAsf
Class A-4 Notes	Aaa (sf)	AAAsf

It is a condition to the issuance of the notes that, on the closing date, each class of notes receive at least the ratings listed above.

Underwriters

Barclays	BofA Securities	TD Securities	US Bancorp

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-603-5847.